EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made on January 5, 2005 by and among IMPCO Technologies, Inc., a Delaware corporation (“IMPCO”) and Terry Clapp (“Employee”). Capitalized terms not otherwise defined in this Agreement shall have the meanings specified in Section 5 unless the context otherwise requires.

Section 1.

Employment

The Company hereby employs Employee to render services to the Company in the capacity of Executive Advisor.

Employee’s duties shall include all of the duties normally associated with the position of and shall include such other activities, responsibilities and duties as may be reasonably assigned from time to time. The Company shall retain full direction and control of the manner, means and methods by which Employee performs the services for which he is employed hereunder.

Section 2.

Compensation.

2.1 Base Salary. During the Term, IMPCO will pay Employee a salary of £170,482.44 for the fourteen (14) month term. The salary will be paid monthly directly to the Employee for a total of fourteen (14) payments.

2.2 Benefits. Employee’s participation in the Employee 2000, 2002, 2003 and 2004 Incentive Stock Option Plans shall continue (See Exhibit A attached hereto). No other benefits will be provided to the Employee under terms of this Agreement.

Section 3.

Term and Termination Payments.

3.1 Term. The Term will commence on January 5, 2005, for a fourteen (14) month term and ends March 5, 2006.

3.2 Termination by Company. Company cannot terminate Employee’s employment at any time during the term of this Agreement.

Section 4.

Confidentiality.

4.1 Confidentiality Information. Employee shall not at any time during the period of his employment or thereafter, except as required in the course of his employment with the Company, directly or indirectly use, disclose, disseminate or reproduce any Confidential Information or use any Confidential Information to compete, directly or indirectly, with the Company. All notes, notebooks, memoranda, computer program and similar repositories of information containing or relating in any way to Confidential Information shall be the property of the Company. All such items made or complied by Employee or made available to Employee during the Term, including all copies thereof, shall be delivered to the Company by Employee upon termination of the Term or at any other time upon request of the Company.

4.2 Proprietary Information of Others. Employee will not use in the course of Employee’s employment with the Company, or disclose or otherwise make available to the Company, any information, documents or other items which Employee may have received from any prior employer or other person and which Employee is prohibited from so using, disclosing or making available by reason of any contract, court order, law or other obligation by which Employee is bound.

4.3 Equitable Relief. Employee acknowledges that: the provisions of this Section 4 are essential to the Company; the Company would not enter into this Agreement if it did not include such provisions; the damages sustained by the Company as a result of any breach of such provisions cannot be adequately remedied by damages; and, in addition to any other right or remedy that the Company may have under this Agreement by law or otherwise, the Company will be entitled to injunctive and other equitable relief to prevent or curtail any breach of any such provisions.

4.4 Settlement by Arbitration. Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, will be settled by good faith negotiations or failing to reach agreement by arbitration in State of California in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court of competent jurisdiction.

Section 5.

Definitions.

Whenever used in this Agreement with initial letters, capitalized, the following terms will have the following meanings:

“Confidential Information” means information not generally known relating to the business of the Company or any third party that is contributed to, developed by, disclosed to, or known to Employee in his course of employment by the Company, including but not limited to customer lists, specifications, data, research, test procedures and results, know-how, services used, computer programs, information regarding past, present and prospective plans and methods of purchasing, accounting, engineering, business, marketing, merchandising, selling and servicing used by the Company.

“Term” means the period during which Agreement is in effect as provided in Section 3.1.

Section 6.

Miscellaneous.

6.1 Compliance with Laws. In the performance of this Agreement, each party will comply with all applicable laws, regulations, rules, orders and other requirements of governmental authorities having jurisdiction.

6.2 Nonwaiver. The failure of any party to insist upon or enforce strict performance by any other of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be interpreted or construed as a waiver or relinquishment to any extent of such party’s right to consent or rely upon the same in that or any other instance; rather the same will be and remain in full force and effect.

6.3 Entire Agreement. This Agreement constitutes the entire Agreement, and supersedes any and all prior Agreements, between the Company and Employee. No amendment, modification or waiver of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound thereby.

6.4 Applicable Law and Venue. This Agreement will be interpreted, construed and enforced in all respects in accordance with the local laws of the State of California and venue for any action out of this Agreement shall be in Los Angeles County, California.

6.5 Survival. Section 4. Together with all other provisions of this Agreement that may reasonably be interpreted or construed to survive any termination of the Term, shall survive termination of the Term.

6.6 Attorneys’ Fees. In the event any suit or proceeding is instituted by any party against another arising out of this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and expenses of litigation or arbitration.

6.7 Severability. If any term, provision, covenant, or condition of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect.

6.8 Headings. The headings and captions of this Agreement are provided for convenience only and are not intended to have any effect upon the interpretation or construction or construction of the Agreement.

6.9 Notices. Any notice, request, consent, or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and personally delivered to Employee or by registered or certified mail to Employee’s residence (as noted in the Company’s records), or if personally delivered to the Company’s Corporate Secretary at the Company’s principal office.

Employee	IMPCO Technologies, Inc.

Terry Clapp	Robert M. Stemmler President and CEO

Terry Clapp	Nickolai A. Gerde Chief Financial Officer

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